EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333- ) of our reports dated March 30, 2007 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Motient Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under the headings “Experts” and “Summary Financial Data” in such Registration Statement. However, it should be noted that Friedman LLP has not prepared or certified such “Summary Financial Data.”

/s/ Friedman LLP

East Hanover, New Jersey

June 12, 2007